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                                                                   EXHIBIT 3.123

                    AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
   LIMITED LIABILITY COMPANIES OF WHOLLY-OWNED BY PSYCHIATRIC SOLUTIONS, INC.

      This Amended and Restated Operating Agreement (the "Agreement") of _____ ______________, a ________ limited company (the "Company"), is entered into by and between _______________________, a ___________ corporation (the "Member")
and the persons admitted to the Company as members who shall be identified on Schedule A, as amended from time to time, effective as of June 30, 2005.

      WHEREAS, the Member desires to form the Company as a limited liability company in accordance with the Delaware Limited Liability Company Act (as amended, the "Act");

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1. Organization. On ___________, ____, the Company was formed as a ________ limited liability company by the filing of a certificate of formation in the office of the Secretary of State of ________ (the "Certificate").

      Section 2. Registered Office: Registered Agent. The registered office of the Company in the State of ________ will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of ________ will be the initial registered agent designated in the Certificate, or such other person as the Member may designate from time to time in the manner provided by law. The principal office of the Company will be at such location as the Member may designate from time to time, which need not be in the State of Delaware.

      Section 3. Powers. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of ________.

      Section 4. Term. The Company commenced on the date the Certificate was filed with the Secretary of State of ________, and will continue in existence until terminated pursuant to this Agreement.

      Section 5. Fiscal Year. The fiscal year of the Company for financial statement and federal income tax purposes will end on December 31st unless otherwise determined by the Member.

      Section 6. Member. The Member owns 100% of the limited liability company interests in the Company.
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      Section 7. Address. The address of the Member is set forth below:

                 840 Crescent Centre Drive
                 Suite 460
                 Franklin, Tennessee 37067

      Section 8. New Members. No person may be admitted as a member of the Company without the approval of the Member.

      Section 9. Liability to Third Parties. The Member will not have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise.

      Section 10. Capital Contributions. On or before the date hereof, the Member has made a capital contribution in cash to the Company in the amount of $100.00. The Member will not be required to make any additional capital contributions to the Company except as may otherwise be agreed to by the Member.

      Section 11. Participation in Profits and Losses. All profits and losses of the Company will be allocated to the Member.

      Section 12. Distributions. Distributions will be made by the Company to the Member at such times as may be determined by the Member.

      Section 13. Management. The power and authority to manage, direct and control the Company will be vested solely in the Member.

      Section 14. Officers. The Member may, from time to time, designate one or more individuals to be officers of the Company, with such titles as the Member may assign to such individuals. The initial officers of the Company will be a President, a Secretary and two Vice Presidents as more specifically provided below. Officers so designated will have such authority and perform such duties as the Member may from time to time delegate to them. Any number of officer positions may be held by the same individual. Any officer may resign as such at any time by providing written notice to the Company. Any officer may be removed as such, either with or without cause, by the Member, in its sole discretion. Any vacancy occurring in any officer position of the Company may be filled by the Member. The officers of the Company, if and when designated by the Member, will have the authority, acting individually, to bind the Company.

      Section 15. President. The President will, subject to the control of the Member, have general supervision, direction and control of the business and affairs of the Company. Subject to the control of the Member, the President will have the general powers and duties of management usually vested in the office of president and chief executive officer of corporations, and will have such other powers and duties as may be prescribed by the Member.


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      Section 16. Secretary. The Secretary will, subject to the control of the
Member, prepare and keep the minutes of the proceedings of the Company in books provided for that purpose, see that all notices are duly given in accordance with the provisions of the Act, be custodian of the Company records, and will have the general powers and duties usually vested in the office of secretary of corporations, and will have such other powers and duties as may be prescribed by the Member.

      Section 17. Vice Presidents. The Vice Presidents will, subject to the control of the Member, perform such duties as may be assigned to them by the President and will have the general powers and duties usually vested in the office of vice president of corporations, and will have such other powers and duties as may be prescribed by the Member. In the case of the death, disability or absence of the President, a Vice President shall perform and be vested with all the duties and powers of the President until the Member appoints a new President.

      Section 18. Indemnification. The Company shall indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer of the Company against expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the extent permitted by applicable law. The right to indemnification conferred in this
Section 18 includes the right of such individual to be paid by the Company the expenses incurred in defending any such action in advance of its final disposition (an "Advancement of Expenses"); provided, however, that the Company will only make an Advancement of Expenses upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined that such Indemnitee is not entitled to be indemnified under this Section 18 or otherwise.

      Section 19. Dissolution. The Company will dissolve and its affairs will be wound up as may be determined by the Member, or upon the earlier occurrence of any other event causing dissolution of the Company under the Act. In such event, the Member will proceed diligently to wind up the affairs of the Company and make final distributions, and will cause the existence of the Company to be terminated.

      Section 20. Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument that is executed by the Member.

      Section 21. Binding Effect. This Agreement will be binding on and inure to the benefit of the Member and its successors and assigns.


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      Section 22. Governing Law. This Agreement is governed by and will be construed in accordance with the law of the State of ________ without regard to the conflicts of law principles thereof.


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      IN WITNESS THEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

                                          MEMBER:

                                          _________________________



                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


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                                   SCHEDULE A